Exhibit 99.1
NEWS ANNOUNCEMENT

CONTACT:
Felicia Hendrix	Joseph N. Jaffoni, Richard Land
Chief Financial Officer	JCIR
610-373-2400	212-835-8500 or penn@jcir.com

FOR IMMEDIATE RELEASE

Penn National Gaming Reports Fourth Quarter Revenues of $1.6 Billion,
Net Income of $44.8 Million, Adjusted EBITDAR of $480.5 Million, and Adjusted EBITDA of $369.0 Million

Retail Operations Deliver Strong Results Through Sustainable Margin Improvement, Technology Upgrades and Growing Database

Interactive Segment Exceeded Expectations

Board of Directors Authorizes $750 Million Share Repurchase Program

Company Initiates 2022 Full Year Guidance

WYOMISSING, PA (February 3, 2022) - Penn National Gaming, Inc. (NASDAQ: PENN) (“Penn National” or the “Company”) today reported financial results for the three months and year ended December 31, 2021.

2021 Fourth Quarter Financial Highlights:
•Revenues of $1.6 billion, an increase of $545.1 million year-over-year and $231.3 million versus 2019;
•Net income of $44.8 million and net income margin of 2.8%, as compared to net income of $12.7 million and net income margin of 1.2% in the prior year and net loss of $92.9 million and net loss margin of 6.9% in 2019;
•Adjusted EBITDAR of $480.5 million, an increase of $115.1 million year-over-year and $81.1 million versus 2019;
•Adjusted EBITDA of $369.0 million, an increase of $113.1 million year-over-year and $65.0 million versus 2019; and
•Adjusted EBITDAR margins of 30.6%, as compared to 35.6% in the prior year and 29.8% in 2019.

For further information, the Company has posted a presentation to its website regarding the fourth quarter highlights and accomplishments, which can be found here.

Jay Snowden, President and Chief Executive Officer, commented: “I am pleased to report a strong finish to another transformative year for Penn National. Our fourth quarter revenues of $1.6 billion and Adjusted EBITDAR of $480.5 million exceeded both 2020 and 2019 levels as our best-in-class operating teams continue to deliver impressive results despite the ongoing pandemic. In addition, we accomplished several strategic objectives this quarter that have laid the foundation for future growth, including the completion of our acquisition of Score Media and Gaming Inc. (“theScore”), the continued expansion of Penn Interactive operations, the opening of our fourth casino in Pennsylvania and the roll-out of new technology at many of our casinos.

Given our confidence and improved visibility regarding both our retail and interactive segments, as well as our strong financial position, we are pleased to announce that our Board of Directors has authorized a $750 million, three-year share repurchase program, and we are re-initiating guidance. For 2022, we are guiding to a net revenue range of $6.07 billion to $6.39 billion and an Adjusted EBITDAR range of $1.85 billion to $1.95 billion,” said Mr. Snowden.

“Our disciplined marketing approach and increased scale at Penn Interactive set us apart from the competition as we generated a lower-than-expected EBITDA loss in our Interactive segment in the fourth quarter despite launching sports betting operations in two new states (Iowa and West Virginia), iCasino in West Virginia and integrating theScore,” continued Mr. Snowden. These results were also achieved despite a frenzied competitive environment. With the launch of online sports betting in Louisiana on January 28, Penn National now operates sports betting in 12 states and iCasino in four and looks forward to gaining additional scale in 2022 with anticipated launches in Ontario, Ohio and Maryland. “As we expand, we will continue to focus on sustainable growth, organic customer acquisition and targeted marketing and promotional spend. For 2022, we expect the segment to generate lower losses than our previous outlook; we now anticipate an EBITDA loss of approximately $50 million within our Interactive segment this year as we continue to scale our operations and infrastructure in anticipation of bringing our technology in-house and launching in new jurisdictions. Looking ahead, our differentiated sports betting strategy, along with the integration of the Barstool Sportsbook into theScore media app in the U.S. and continued improvements within our iCasino offerings will enable us to generate meaningful EBITDA in 2023 within the Interactive segment especially as we transition to our wholly owned tech stack,” said Mr. Snowden.

“As I think about the future of Penn National, I am immensely excited about our growth trajectory as we continue to execute on our omni-channel and media strategy and realize the benefits of several noteworthy accomplishments,” continued Mr. Snowden. “In the near term, the acquisition of theScore fortifies our position as a leading North American digital sports content, gaming and technology company by widening our customer acquisition funnel and providing a path to full control of our product and technology roadmap. In early 2023, we look towards acquiring the remainder of Barstool Sports, Inc., which will highly complement theScore’s strong media presence, sports brand and loyal audience, accelerating our transformation into a major media and entertainment company. Longer term, our leadership position in traditional gaming, digital and media will create material synergies and cross promotion benefits, and more importantly, provide us with numerous opportunities to be nimble in a rapidly evolving marketplace.”

Retail Operations Benefiting from Expanded Reach and New Demographics
The Company saw strong property level performance across all segments for most of the quarter, with some softness in late December due to Omicron, which abated in late January. Overall, the Company continues to benefit from a rational and stable marketing and promotional environment in the majority of its markets as its company-wide reinvestment rates were lower both sequentially in Q4 2021 and year-over-year compared to 2020 and 2019. Given a variety of structural cost improvements across its portfolio, combined with revenue-enhancing investments in technology, the Company believes the EBITDAR flow-through achieved in the second half of 2021 is sustainable assuming stable revenue levels and a rational competitive environment.

On December 22, Penn National celebrated the opening of Hollywood Casino Morgantown, its fourth casino in the Commonwealth of Pennsylvania and 44th property in North America. Like its sister property in York, this $111 million state-of-the-art casino, located less than an hour outside of Philadelphia, is built for the future with a number of new technologies and customer conveniences, including the“3Cs” cardless, cashless, contactless ‘mywallet’ experience. This new technology removes friction from transactions, reduces wait times and lines, and relieves some of the burden created by the challenging labor market. It also positions Penn National’s properties for the future by aligning with the expectations of younger consumers who are accustomed to cashless options in all aspects of their day-to-day lives. The property features the latest evolution of the Barstool Sportsbook, Tony Luke’s famous cheesesteaks and additional F&B and entertainment amenities. “We are encouraged with the early results as we were able to reach into a new market with approximately 80% of our rated business being driven by new members to our active mychoice database,” said Mr. Snowden.

Penn National’s investment in technology is digitally transforming its retail operations and enhancing the customer experience. The Company is improving its marketing capabilities through its mychoice app, which allows the Company to communicate with its customers more efficiently, as downloads increased 23% year-over-year in Q4 2021. In addition, the 3Cs are now live at all eight of Penn National’s properties in Pennsylvania and Ohio, and the Company will continue to introduce this technology across all of its regions throughout 2022 pending regulatory approval.

“We remain encouraged by the ongoing visitation from younger demographics and are focused on reimagining our properties and offerings to enhance the entertainment appeal to this steadily growing segment of consumers,” said Mr. Snowden. In November, the Company launched live sports betting at temporary locations in its five Louisiana properties while it builds out its market leading Barstool sportsbook concept at its signature properties in Lake Charles, Baton Rouge and Bossier City. Additionally, Penn National’s omni-channel approach drove overall database growth over 7% in 2021, with contributions from both its online and traditional properties, leading to enhanced marketing opportunities and 23.5% year-over-year growth in our VIP segment compared to Q4 2019.

Barstool Sportsbook and Casino Continued Momentum and Future Growth
The Barstool Sportsbook mobile app experienced sizable growth in the fourth quarter while maintaining a disciplined approach to marketing spend. “We saw increased traction across the board during football season and quickly became one of the leading operators in the crowded New Jersey market despite launching years after most of our peers. Our growth has been fueled by organic customer acquisition from both the Barstool Sports audience and mychoice database, leading to what we believe are the lowest customer acquisition costs and best return on investment timelines in the industry. In addition, our casino footprint has provided us with direct market access in several key states as well as a source of recurring and meaningful third-party skin revenue,” said Mr. Snowden.

The Company continues to see sizable contributions from its Barstool-branded retail sportsbooks as they are a powerful example of its omni-channel strength. The recent launches of temporary sportsbooks at Penn National’s Louisiana properties led to a combined market share of 58% in handle and 53% in gross gaming revenues in December 2021, and the Company estimates that its total national share of the retail sports betting market outside of Nevada is approximately 12%. “Penn Interactive is the leading operator of retail sportsbooks in West Virginia, Indiana, Iowa, Michigan, Colorado, and Louisiana, and we believe we are similarly well positioned for success in Ohio, where we operate a portfolio of market leading properties, providing a significant competitive advantage for both our retail and interactive operations,” said Mr. Snowden.

“Our iCasino product received a number of upgrades during the fourth quarter, including the introduction of our first in-house developed games,” continued Mr. Snowden. “These improvements drove steady month-over-month growth this past fall in both handle and gross gaming revenue for the Barstool Casino. We are particularly pleased with the performance of our in-house games, which have contributed over 20% of our handle in New Jersey since their launch. Our ability to leverage Penn Game Studios in developing titles such as Barstool Blackjack and Barstool Slots allows us to introduce bespoke on-line casino entertainment to the loyal Barstool audience who engages with us in our online sports betting offerings, while also reducing third party content fees,” said Mr. Snowden.

“Looking ahead, we anticipate achieving a number of milestones in 2022, including mobile launches in several new jurisdictions: Louisiana (which launched January 28th), Ontario, where theScore is the number one app for sports content, Maryland and Ohio, where we have a large database of mychoice customers. Further, the integration of the Barstool Sportsbook into theScore media app, which is anticipated to occur in the second half of 2022, will provide us with another organic customer acquisition funnel in addition to the tools to offer real time, highly customized bets to our customers,” said Mr. Snowden.

On December 20, theScore became one of the first mobile gaming operators to secure certification from Gaming Laboratories International (“GLI”) for the launch of theScore Bet sports betting and iGaming app in the Province of Ontario, an important prerequisite for theScore Bet to begin operations in the province, on April 4.

“We expect this market will be a sizable opportunity for us given the strong brand awareness and audience reach of theScore and Barstool Sports. From a technology standpoint, we anticipate theScore Bet will migrate to its own proprietary trading platform in Ontario in Q3 2022, pending regulatory approvals, and we expect the Barstool Sportsbook app to complete migration in Q3 2023. Following this migration, we will begin to realize the immense benefits of a wholly owned and integrated technology stack as we roll off our current third-party platforms in addition to capital expense reductions as our technology spending rationalizes post-migration,” said Mr. Snowden.

theScore Media Growth
During the fourth quarter, theScore generated record revenue, which increased 32% year-over-year as reported, reflecting the tremendous value of its broad and active audience. Overall, theScore grew media revenue 76% for the year compared to 2020 as reported. In addition, theScore experienced continued user growth and engagement, with the average monthly active users on the media app growing 7% year-over-year. “We see opportunities to further increase the value of our media business in 2022, including cross-promotion and collaboration between theScore and Barstool Sports as well as promoting theScore Bet app to our 25 million mychoice members,” said Mr. Snowden.
Barstool Sports Continues to Grow its Audience
Barstool Sports, Inc. experienced another record year from both an audience and financial standpoint as it continues to redefine the digital media landscape. Barstool’s social media reach across all accounts and platforms (including Twitter, Instagram, TikTok, Facebook and YouTube) now exceeds 144 million, representing a year-over-year increase of 25%. Meanwhile, Barstool Sports, Inc. continues to drive strong revenue growth across all categories, including new verticals such as the One Bite frozen pizza and “Would” line of men’s grooming products. In addition, the first Barstool-branded sports bar opened in the River North area of Chicago this January to strong initial demand. “We look forward to supplementing our omni-channel strategy with additional Barstool Sports bars in the future, including the upcoming opening of a second location in Philadelphia. Both locations will provide us with an opportunity to grow our database outside of the traditional channels,” said Mr. Snowden.

Continuing to Care for our People, our Communities and the Planet
Mr. Snowden continued:“Regarding Penn National’s ongoing ESG initiatives, during the fourth quarter, we proudly launched a new Science, Technology, Engineering and Mathematics (“STEM”) Scholarship Program in partnership with Historically Black Colleges and Universities (“HBCUs”) in states in which we operate. Through this initiative, Penn National is dedicating more than $4 million over five years to fund STEM scholarships and internship opportunities. The initial participating HBCUs include Norfolk State University in Norfolk, Virginia, Bowie State University in Bowie, Maryland, and Wilberforce University in Wilberforce, Ohio.

“Penn National’s commitment to fund STEM scholarships is an extension of our company’s established partnerships with 33 HBCUs across the country,” continued Mr. Snowden. “The ongoing collaboration with HBCUs facilitates career opportunities at Penn National’s properties while increasing participation in our Leadership Excellence at Penn National Gaming (“LEAP”) Program, which provides hands-on training, mentoring, and real-world experience to new or recent college graduates who are interested in building a long-term career in the gaming and entertainment industry.

“In December, our Diversity Committee launched an Emerging Leaders Development Program which focuses on hourly and early career team members who want to grow into leadership positions at our company. The program will be rolled out companywide by the end of the year. In addition, we kicked off our annual $1 Million Diversity Scholarship Program for the children of team members and are currently reviewing applications for the upcoming school year. In our inaugural year, we awarded $1,050,000 in scholarships to 58 students.
“Meanwhile our support for our nation’s heroes continues. We are approaching 100,000 customers enrolled in our myheroes loyalty program, which provides special benefits for veterans, active duty and first responders.

In conjunction with this year’s Army vs. Navy college football game, Barstool Sportsbook ran a special “Viva La Troops” promotion, matching certain first-time deposits, raising $200,000 to support the Fisher House Foundation and Semper Fi & America’s Fund veterans organizations.”

Mr. Snowden added, “Finally, we are continuing to expand upon our ongoing sustainability efforts. Last year we reduced annual Kwh consumption at our properties by 10%, equaling 42,000 tons of greenhouse gas elimination. We have also been prioritizing sustainable food production and supply chains through fair trade, hormone-free and reduced-antibiotic F&B procurement, and we have installed EV charging stations at a quarter of our properties, with an additional one-third scheduled for roll-out later this year.”

Share Repurchase Authorization

On February 1, 2022, the Company’s Board of Directors authorized a new $750 million share repurchase program which matures on January 31, 2025. The program reflects our confidence in our long-term prospects and enables us to make both opportunistic share repurchases and offset dilution from stock-based compensation and other equity grants.

Strong Balance Sheet, Liquidity, and Record Low Leverage
The Company ended 2021 with the strongest balance sheet in our history. Total liquidity of $2.5 billion, inclusive of $1.9 billion in cash, positions us well to be opportunistic in an extremely dynamic marketplace. Traditional net debt as of year-end was $886.2 million, an increase of $841.0 million compared to $45.2 million as of September 30, 2021, principally due to a cash payment of approximately $922.8 million for the acquisition of theScore. Traditional net debt as of December 31, 2020 was $577.8 million. Our lease adjusted net leverage as of December 31, 2021 was at a record low of 4.1x compared to 7.0x as of December 31, 2020 and 5.5x as of December 31, 2019.

Additional information on Penn National’s reported results, including a reconciliation of the non-GAAP results to their most comparable GAAP measures, is included in the financial tables below. The Company does not provide a reconciliation of projected Adjusted EBITDA and Adjusted EBITDAR because it is unable to predict with reasonable accuracy the value of certain adjustments that may significantly impact the Company’s results, including adjustments that can be impacted by rent expense and interest expense associated with our triple net leases, re-measurement of cash-settled stock-based awards, and income tax benefit (expense), which are dependent on future events that are out of the Company’s control or that may not be reasonably predicted.

Summary of Fourth Quarter Results

	For the three months ended December 31,
(in millions, except per share data, unaudited)	2021	2020	2019
Revenues	$1,572.5	$1,027.4	$1,341.2
Net income (loss)	$44.8	$12.7	$(92.9)

Adjusted EBITDA (1)	$369.0	$255.9	$304.0
Rent expense associated with triple net operating leases (2)	111.5	109.5	95.4
Adjusted EBITDAR (1)	$480.5	$365.4	$399.4
Payments to our REIT Landlords under Triple Net Leases, inclusive of rent credits utilized (3)	$228.8	$222.6	$224.4

Diluted earnings per common share	$0.26	$0.07	$(0.80)
(1)See the “Non-GAAP Financial Measures” section below for more information as well as the definitions of Adjusted EBITDA and Adjusted EBITDAR. Additionally, see below for reconciliations of these Non-GAAP financial measures to their GAAP equivalent financial measure.

(2)Consists of the operating lease components contained within our triple net master lease dated November 1, 2013 with Gaming and Leisure Properties, Inc. (NASDAQ: GLPI) ("GLPI") and the triple net master lease assumed in connection with our acquisition of Pinnacle Entertainment, Inc.(individually referred to as the Penn Master Lease and Pinnacle Master Lease, respectively, and are collectively referred to as our “Master Leases”), which is primarily land, our individual triple net leases with GLPI for the real estate assets used in the operation of Tropicana Las Vegas Hotel and Casino, Inc. and Hollywood Casino at Meadows Racetrack, and our individual triple net leases with VICI Properties Inc. (NYSE: VICI) ("VICI") for the real estate assets used in the operations of Margaritaville Casino Resort and Greektown Casino-Hotel (referred to collectively as our “triple net operating leases”). During the three months ended December 31, 2021 and 2020, we recorded noncash rent expense associated with the Tropicana Lease of $6.4 million and $7.7 million, respectively. The finance lease components contained within our Master Leases (primarily buildings), the Perryville Lease determined to be a finance lease, and the financing obligation associated with the Morgantown Lease result in interest expense or interest expense and depreciation expense (as opposed to rent expense) in accordance with Accounting Standards Codification Topic 842, “Leases.”
(3)Consists of payments made to GLPI and VICI (referred to collectively as our “REIT Landlords”) under the Master Leases, the Perryville Lease (effective July 1, 2021), the Meadows Lease, the Margaritaville Lease, the Greektown Lease and the Morgantown Lease. Although we collectively refer to the Master Leases, the Perryville Lease, the Meadows Lease, the Margaritaville Lease, the Greektown Lease, the Morgantown Lease and the Tropicana Lease as our “Triple Net Leases,” the rent under the Tropicana Lease is nominal. During the three months ended December 31, 2020, we utilized rent credits totaling $65.0 million to pay rent under the Penn Master Lease, Pinnacle Master Lease and Meadows Lease.

PENN NATIONAL GAMING, INC. AND SUBSIDIARIES
Segment Information
During the fourth quarter of 2021, the Company evaluated its reportable segments and changed them to: Northeast, South, West, Midwest, and Interactive. This change reflects management’s belief that the operating results of our Interactive segment represent a strategic and high growth component of our overall operations. The Interactive segment, which was previously reported within Other, includes the operating results of theScore, Penn Interactive, and the Company’s proportionate share of earnings attributable to its equity method investment in Barstool Sports, Inc. Corporate expense will continue to be reported in Other in addition to stand-alone racing operations, other joint ventures, management contracts, and the Heartland Poker Tour.
As a result of the change in reportable segments described above, the Company has recast previously reported segment information to conform to the current management view for all prior periods. The changes to the reportable segments had no impact to the Company's consolidated financial statements.

	For the three months ended December 31,			For the year ended December 31,
(in millions, unaudited)	2021	2020	2019	2021	2020	2019
Revenues:
Northeast segment (1)	$656.6	$470.8	$621.3	$2,552.4	$1,639.3	$2,399.9
South segment (2)	339.9	249.2	268.2	1,322.2	849.6	1,118.9
West segment (3)	138.7	79.5	158.1	521.4	302.5	642.5
Midwest segment (4)	287.5	188.2	279.2	1,102.7	681.4	1,094.5
Interactive (5)	157.6	52.6	13.5	432.9	121.1	38.3
Other (6)	3.8	0.8	2.1	10.6	3.9	9.2
Intersegment eliminations (7)	(11.6)	(13.7)	(1.2)	(37.2)	(19.1)	(1.9)
Total revenues	$1,572.5	$1,027.4	$1,341.2	$5,905.0	$3,578.7	$5,301.4

Adjusted EBITDAR:
Northeast segment (1)	$202.5	$153.2	$180.7	$848.4	$478.9	$720.8
South segment (2)	139.0	101.6	90.2	587.0	318.9	369.8
West segment (3)	43.9	27.0	47.8	195.0	82.2	198.8
Midwest segment (4)	126.1	84.9	102.3	500.1	258.3	403.6
Interactive (5)	(5.9)	16.2	4.0	(35.4)	37.2	11.6
Other (6)	(25.1)	(17.5)	(25.7)	(100.7)	(80.7)	(99.4)
Intersegment eliminations (7)	—	—	0.1	—	—	—
Total Adjusted EBITDAR (8)	$480.5	$365.4	$399.4	$1,994.4	$1,094.8	$1,605.2
(1)The Northeast segment consists of the following properties: Ameristar East Chicago, Greektown Casino-Hotel (acquired May 23, 2019), Hollywood Casino Bangor, Hollywood Casino at Charles Town Races, Hollywood Casino Columbus, Hollywood Casino Lawrenceburg, Hollywood Casino Morgantown (opened December 22, 2021), Hollywood Casino at Penn National Race Course, Hollywood Casino Perryville (acquired July 1, 2021), Hollywood Casino Toledo, Hollywood Casino York (opened August 12, 2021), Hollywood Gaming at Dayton Raceway, Hollywood Gaming at Mahoning Valley Race Course, Marquee by Penn, Hollywood Casino at Meadows Racetrack, and Plainridge Park Casino.
(2)The South segment consists of the following properties: 1st Jackpot Casino, Ameristar Vicksburg, Boomtown Biloxi, Boomtown Bossier City, Boomtown New Orleans, Hollywood Casino Gulf Coast, Hollywood Casino Tunica, L’Auberge Baton Rouge, L’Auberge Lake Charles, and Margaritaville Resort Casino. Prior to its closure on June 30, 2019, Resorts Casino Tunica was also included in the South segment.
(3)The West segment consists of the following properties: Ameristar Black Hawk, Cactus Petes and Horseshu, M Resort, Tropicana Las Vegas Hotel and Casino, and Zia Park Casino.
(4)The Midwest segment consists of the following properties: Ameristar Council Bluffs; Argosy Casino Alton; Argosy Casino Riverside; Hollywood Casino Aurora; Hollywood Casino Joliet; our 50% investment in Kansas Entertainment, which owns Hollywood Casino at Kansas Speedway; Hollywood Casino St. Louis; Prairie State Gaming; and River City Casino.
(5)The Interactive segment includes Penn Interactive, which operates social gaming, our internally-branded retail sportsbooks, iGaming and our Barstool Sportsbook mobile app, as well as the operating results of theScore, which was acquired on October 19, 2021. In addition, Adjusted EBITDAR of the Interactive segment includes our proportionate share of the net income or loss of Barstool Sports, Inc. after adding back our share of non-operating items (such as interest expense, net; income taxes; depreciation and amortization; and stock-based compensation expense).

(6)The Other category consists of the Company’s stand-alone racing operations, namely Sanford-Orlando Kennel Club, Sam Houston and Valley Race Parks (the remaining 50% was acquired by Penn National on August 1, 2021), the Company’s JV interests in Freehold Raceway; our management contract for Retama Park Racetrack and our live and televised poker tournament series that operates under the trade name, Heartland Poker Tour ("HPT"). Expenses incurred for corporate and shared services activities that are directly attributable to a property or are otherwise incurred to support a property are allocated to each property. The Other category also includes corporate overhead costs, which consist of certain expenses, such as: payroll, professional fees, travel expenses and other general and administrative expenses that do not directly relate to or have not otherwise been allocated to a property.
(7)Primarily represents the elimination of intersegment revenues associated with our internally-branded retail sportsbooks, which are operated by Penn Interactive.
(8)As noted within the “Non-GAAP Financial Measures” section below, Adjusted EBITDAR is presented on a consolidated basis outside the financial statements solely as a valuation metric or for reconciliation purposes.

PENN NATIONAL GAMING, INC. AND SUBSIDIARIES
Reconciliation of Comparable GAAP Financial Measure to Adjusted EBITDA,
Adjusted EBITDAR, and Adjusted EBITDAR Margin

	For the three months ended December 31,			For the year ended December 31,
(in millions, unaudited)	2021	2020	2019	2021	2020	2019
Net income (loss)	$44.8	$12.7	$(92.9)	$420.5	$(669.1)	$43.1
Income tax expense (benefit)	8.5	7.1	(10.0)	118.6	(165.1)	43.0
Loss on early extinguishment of debt	—	1.2	—	—	1.2	—
Income from unconsolidated affiliates	(10.9)	(6.4)	(6.7)	(38.7)	(13.8)	(28.4)
Interest expense, net	143.1	136.1	133.7	561.7	543.2	534.2
Other expenses (income)	40.6	(31.1)	(12.8)	(2.5)	(106.6)	(20.0)
Operating income (loss)	226.1	119.6	11.3	1,059.6	(410.2)	571.9
Stock-based compensation	13.2	2.8	4.5	35.1	14.5	14.9
Cash-settled stock-based awards variance	(13.1)	20.5	7.2	1.2	67.2	0.8
Loss (gain) on disposal of assets	1.0	4.7	(2.8)	1.1	(29.2)	5.5
Contingent purchase price	—	0.3	—	1.9	(1.1)	7.0
Pre-opening expenses (1)	2.6	0.3	6.8	5.4	11.8	22.3
Depreciation and amortization	97.6	91.4	97.8	344.5	366.7	414.2
Impairment losses	—	7.3	173.1	—	623.4	173.1
Insurance recoveries, net of deductible charges	—	—	(1.5)	—	(0.1)	(3.0)
Income from unconsolidated affiliates	10.9	6.4	6.7	38.7	13.8	28.4
Non-operating items of equity method investments (2)	1.7	1.5	0.9	7.7	4.7	3.7
Other expenses (1) (3)	29.0	1.1	—	44.8	13.5	—
Adjusted EBITDA	369.0	255.9	304.0	1,540.0	675.0	1,238.8
Rent expense associated with triple net operating leases	111.5	109.5	95.4	454.4	419.8	366.4
Adjusted EBITDAR	$480.5	$365.4	$399.4	$1,994.4	$1,094.8	$1,605.2
Net income (loss) margin	2.8%	1.2%	(6.9)%	7.1%	(18.7)%	0.8%
Adjusted EBITDAR margin	30.6%	35.6%	29.8%	33.8%	30.6%	30.3%
(1)    During 2019, 2020 and during the first quarter of 2021, acquisition costs were included within pre-opening and acquisition costs. Beginning with the quarter ended June 30, 2021, acquisition costs are presented as part of other expenses.
(2)    Consists principally of interest expense, net; income taxes; depreciation and amortization; and stock-based compensation expense associated with Barstool Sports, Inc. and our Kansas Entertainment, LLC joint venture. We record our portion of Barstool Sports, Inc.'s net income or loss, including adjustments to arrive at Adjusted EBITDAR, one quarter in arrears.
(3)    Consists of non-recurring acquisition and transaction costs, finance transformation costs associated with the implementation of our new Enterprise Resource Management system and non-recurring restructuring charges (primarily severance) associated with a company-wide initiative, triggered by the COVID-19 pandemic, designed to (i) improve the operational effectiveness across our property portfolio; (ii) improve the effectiveness and efficiency of our Corporate functional support area.

PENN NATIONAL GAMING, INC. AND SUBSIDIARIES
Consolidated Statements of Operations

	For the three months ended December 31,			For the year ended December 31,
(in millions, except per share data)	2021	2020	2019	2021	2020	2019
Revenues
Gaming	$1,301.6	$895.4	$1,083.5	$4,945.3	$3,051.1	$4,268.7
Food, beverage, hotel and other	270.9	132.0	257.7	959.7	527.6	1,032.7
Total revenues	1,572.5	1,027.4	1,341.2	5,905.0	3,578.7	5,301.4
Operating expenses
Gaming	739.6	429.3	582.7	2,540.7	1,530.3	2,281.8
Food, beverage, hotel and other	175.5	77.7	172.2	607.3	337.7	672.7
General and administrative	333.7	302.1	304.1	1,352.9	1,130.8	1,187.7
Depreciation and amortization	97.6	91.4	97.8	344.5	366.7	414.2
Impairment losses	—	7.3	173.1	—	623.4	173.1
Total operating expenses	1,346.4	907.8	1,329.9	4,845.4	3,988.9	4,729.5
Operating income (loss)	226.1	119.6	11.3	1,059.6	(410.2)	571.9
Other income (expenses)
Interest expense, net	(143.1)	(136.1)	(133.7)	(561.7)	(543.2)	(534.2)
Income from unconsolidated affiliates	10.9	6.4	6.7	38.7	13.8	28.4
Loss on early extinguishment of debt	—	(1.2)	—	—	(1.2)	—
Other	(40.6)	31.1	12.8	2.5	106.6	20.0
Total other expenses	(172.8)	(99.8)	(114.2)	(520.5)	(424.0)	(485.8)
Income (loss) before income taxes	53.3	19.8	(102.9)	539.1	(834.2)	86.1
Income tax benefit (expense)	(8.5)	(7.1)	10.0	(118.6)	165.1	(43.0)
Net income (loss)	44.8	12.7	(92.9)	420.5	(669.1)	43.1
Less: Net (income) loss attributable to non-controlling interest	0.2	(1.6)	0.4	0.3	(0.4)	0.8
Net income (loss) attributable to Penn National	$45.0	$11.1	$(92.5)	$420.8	$(669.5)	$43.9

Earnings (loss) per share:
Basic earnings (loss) per share	$0.27	$0.07	$(0.80)	$2.64	$(5.00)	$0.38
Diluted earnings (loss) per share	$0.26	$0.07	$(0.80)	$2.48	$(5.00)	$0.37

Weighted-average common shares outstanding—basic	166.9	155.0	115.2	158.7	134.0	115.7
Weighted-average common shares outstanding—diluted	169.2	158.1	115.2	175.5	134.0	117.8

Selected Financial Information
Balance Sheet Data

(in millions, unaudited)	December 31, 2021	December 31, 2020
Cash and cash equivalents	$1,863.9	$1,853.8

Bank debt	$1,563.7	$1,628.1
Notes (1)	$1,130.5	$730.5
Other long-term obligations (2)	55.9	73.0
Total traditional debt	2,750.1	2,431.6
Financing obligation (3)	$90.4	$—
Less: Debt discounts and debt issuance costs	(103.7)	(119.0)
	$2,736.8	$2,312.6

Traditional net debt (4)	$886.2	$577.8
(1)Inclusive of our 5.625% Notes due 2027, 4.125% Notes due 2029 and our 2.75% Convertible Notes due 2026.
(2)Other long-term obligations as of December 31, 2021 primarily includes $44.5 million related to relocation fees due for both Hollywood Gaming at Dayton Raceway and Hollywood Gaming at Mahoning Valley Race Course, and $11.4 million related to our repayment obligation on a hotel and event center located near Hollywood Casino Lawrenceburg.
(3)Represents cash proceeds received and non-cash interest on certain claims of which the principal repayment is contingent and classified as a financing obligation under Accounting Standards Codification Topic 470, “Debt.”
(4)Traditional net debt in the table above is calculated as “Total traditional debt,” which is the principal amount of debt outstanding (excludes the financing obligation associated with cash proceeds received and non-cash interest on certain claims of which the principal repayment is contingent) less “Cash and cash equivalents.”
Cash Flow Data
The table below summarizes certain cash expenditures incurred by the Company.

	For the three months ended December 31,			For the year ended December 31,
(in millions, unaudited)	2021	2020	2019	2021	2020	2019
Cash payments to our REIT Landlords under Triple Net Leases (1)	$228.8	$157.6	$224.4	$912.4	$553.6	$869.8
Cash payments (refunds) related to income taxes, net	$32.7	$(9.2)	$0.9	$108.3	$(15.2)	$21.8
Cash paid for interest on traditional debt	$14.8	$20.9	$20.2	$79.8	$108.2	$120.7
Maintenance capital expenditures	$55.3	$44.5	$47.0	$146.6	$110.2	$165.5
(1)Consists of payments made under the Master Leases, the Perryville Lease (effective July 1, 2021), the Meadows Lease, the Margaritaville Lease, the Greektown Lease, and the Morgantown Leases, in cash. As previously noted, the cash rent under the Tropicana Lease is nominal. Amounts for the three months and year ended December 31, 2020, exclude the utilization of rent credits, which totaled $65.0 million and $337.5 million, respectively.

Non-GAAP Financial Measures
The Non-GAAP Financial Measures used in this press release include Adjusted EBITDA, Adjusted EBITDAR, and Adjusted EBITDAR margin. These non-GAAP financial measures should not be considered a substitute for, nor superior to, financial results and measures determined or calculated in accordance with GAAP.

We define Adjusted EBITDA as earnings before interest expense, net; income taxes; depreciation and amortization; stock-based compensation; debt extinguishment and financing charges; impairment losses; insurance recoveries, net of deductible charges; changes in the estimated fair value of our contingent purchase price obligations; gain or loss on disposal of assets; the difference between budget and actual expense for cash-settled stock-based awards; pre-opening expenses; and other. Adjusted EBITDA is inclusive of income or loss from unconsolidated affiliates, with our share of non-operating items (such as interest expense, net; income taxes; depreciation and amortization; and stock-based compensation expense) added back for Barstool Sports, Inc. (“Barstool Sports”) and our Kansas Entertainment, LLC joint venture. Adjusted EBITDA is inclusive of rent expense associated with our triple net operating leases (the operating lease components contained within our triple net master lease dated November 1, 2013 with Gaming and Leisure Properties, Inc. (“GLPI”) and the triple net master lease assumed in connection with our acquisition of Pinnacle Entertainment, Inc. (primarily land), our individual triple net leases with GLPI for the real estate assets used in the Operation of Tropicana Las Vegas Hotel and Casino, Inc. and Hollywood Casino at Meadows Racetrack, and our individual triple net leases with VICI Properties Inc. (“VICI”) for the real estate assets used in the operations of Margaritaville Casino Resort and Greektown Casino-Hotel). Although Adjusted EBITDA includes rent expense associated with our triple net operating leases, we believe Adjusted EBITDA is useful as a supplemental measure in evaluating the performance of our consolidated results of operations.

Adjusted EBITDA has economic substance because it is used by management as a performance measure to analyze the performance of our business, and is especially relevant in evaluating large, long-lived casino-hotel projects because it provides a perspective on the current effects of operating decisions separated from the substantial non-operational depreciation charges and financing costs of such projects. We present Adjusted EBITDA because it is used by some investors and creditors as an indicator of the strength and performance of ongoing business operations, including our ability to service debt, and to fund capital expenditures, acquisitions and operations. These calculations are commonly used as a basis for investors, analysts and credit rating agencies to evaluate and compare operating performance and value companies within our industry. In order to view the operations of their casinos on a more stand-alone basis, gaming companies, including us, have historically excluded from their Adjusted EBITDA calculations of certain corporate expenses that do not relate to the management of specific casino properties. However, Adjusted EBITDA is not a measure of performance or liquidity calculated in accordance with GAAP. Adjusted EBITDA information is presented as a supplemental disclosure, as management believes that it is a commonly used measure of performance in the gaming industry and that it is considered by many to be a key indicator of the Company’s operating results.

We define Adjusted EBITDAR as Adjusted EBITDA (as defined above) plus rent expense associated with triple net operating leases (which is a normal, recurring cash operating expense necessary to operate our business). Adjusted EBITDAR is presented on a consolidated basis outside the financial statements solely as a valuation metric. Management believes that Adjusted EBITDAR is an additional metric traditionally used by analysts in valuing gaming companies subject to triple net leases since it eliminates the effects of variability in leasing methods and capital structures. This metric is included as supplemental disclosure because (i) we believe Adjusted EBITDAR is traditionally used by gaming operator analysts and investors to determine the equity value of gaming operators and (ii) Adjusted EBITDAR is one of the metrics used by other financial analysts in valuing our business. We believe Adjusted EBITDAR is useful for equity valuation purposes because (i) its calculation isolates the effects of financing real estate; and (ii) using a multiple of Adjusted EBITDAR to calculate enterprise value allows for an adjustment to the balance sheet to recognize estimated liabilities arising from operating leases related to real estate. However, Adjusted EBITDAR when presented on a consolidated basis is not a financial measure in accordance with GAAP, and should not be viewed as a measure of overall operating performance or considered in isolation or as an alternative to net income because it excludes the rent expense associated with our triple net operating leases and is provided for the limited purposes referenced herein. Adjusted EBITDAR margin is defined as Adjusted EBITDAR on a consolidated basis (as defined above) divided by revenues on a consolidated basis. Adjusted EBITDAR margin is presented on a consolidated basis outside the financial statements solely as a valuation metric.

Each of these non-GAAP financial measures is not calculated in the same manner by all companies and, accordingly, may not be an appropriate measure of comparing performance among different companies. See the table above, which presents reconciliations of these measures to the GAAP equivalent financial measures.

Management Presentation, Conference Call, Webcast and Replay Details
Penn National is hosting a conference call and simultaneous webcast at 9:00 am ET today, both of which are open to the general public. During the call, management will review an earnings presentation that can be accessed here.

The conference call number is 212-231-2938; please call five minutes in advance to ensure that you are connected prior to the presentation. Interested parties may also access the live call at www.pngaming.com; allow 15 minutes to register and download and install any necessary software. Questions and answers will be reserved for call-in analysts and investors. A replay of the call can be accessed for thirty days at www.pngaming.com.

This press release, which includes financial information to be discussed by management during the conference call and disclosure and reconciliation of non-GAAP financial measures, is available on the Company’s web site, www.pngaming.com, in the “Investors” section (select link for “Press Releases”).

About Penn National Gaming
With the nation’s largest and most diversified regional gaming footprint, including 44 properties across 20 states, Penn National is a highly innovative omni-channel provider of retail and online gaming, live racing and sports betting entertainment. Our wholly-owned interactive division, Penn Interactive, operates retail sports betting across the Company's portfolio, as well online social casino, bingo, and iCasino products. In February 2020, Penn National entered into a strategic partnership with Barstool Sports, whereby Barstool is exclusively promoting the Company’s land-based and online casinos and sports betting products, including the Barstool Sportsbook mobile app, to its national audience. In addition, in October 2021, Penn National acquired Score Media and Gaming, Inc. (“theScore”). Combined with the power of Barstool Sports and theScore, Penn National has become North America’s leading digital, entertainment, sports content, gaming and technology company. The Company's omni-channel approach is further bolstered by its mychoice loyalty program, which rewards and recognizes its over 25 million members for their loyalty to both retail and online gaming and sports betting products with the most dynamic set of offers, experiences, and service levels in the industry.

Forward Looking Statements
This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements can be identified by the use of forward-looking terminology such as “expects,” “believes,” “estimates,” “projects,” “intends,” “plans,” “goal,” “seeks,” “may,” “will,” “should,” or “anticipates” or the negative or other variations of these or similar words, or by discussions of future events, strategies or risks and uncertainties. Specifically, forward-looking statements include, but are not limited to, statements regarding: 2022 net revenues and Adjusted EBITDAR guidance ranges and the assumptions provided regarding the guidance, including the scale and timing of investments in technology; the Company’s anticipated share repurchases; the Company’s expectations of future results of operations and financial condition, including the anticipated strategic plan, growth and profitability of the Interactive segment and the benefits gained by executing on the Company’s omni-channel and media strategy; the Company’s expectations with regard to the impact of competition in online sports betting, iGaming and retail/mobile sportsbooks; the Company’s launch of its Interactive segment’s products in new jurisdictions and enhancements to existing Interactive segment products, including the transition to the Score’s proprietary risk and trading platform in Ontario, the integration of the Barstool Sportsbook into theScore mobile app in the U.S. and the migration of the Barstool Sportsbook to theScore’s player account management trading platforms; the Company’s expectations with regard to its future investments in Barstool Sports and the future success of its products; the Company’s expectations with respect to the integration and synergies related to the Company’s integration of theScore and Barstool Sports; the Company’s expectations for its properties and the potential benefits of the cashless, cardless and contactless (“3Cs”) technology; the Company’s development projects; and the timing, cost and expected impact of planned capital expenditures on the Company’s results of operations; the actions of regulatory, legislative, executive or judicial decisions at the federal, state or local level with regard to our business and the impact of any such actions. Such statements are all subject to risks, uncertainties and changes in circumstances that could significantly affect the Company’s future financial results and business.

Accordingly, the Company cautions that the forward-looking statements contained herein are qualified by important factors that could cause actual results to differ materially from those reflected by such statements. Such factors include, but are not limited to: (a) the ongoing impact of the COVID-19 pandemic on general economic conditions, capital markets, unemployment, consumer spending and the Company’s liquidity, financial condition, supply chain, operations and personnel; (b) industry, market, economic, political, regulatory and health conditions; (c) disruptions in operations from data protection breaches, cyberattacks, extreme weather conditions, medical epidemics or pandemics such as the COVID-19, and other natural or man-made disasters or catastrophic events; (d) the Company’s ability to access additional capital on favorable terms or at all; (e) the availability of capital for the payment of debt service obligations or the repurchase of shares; (f) the Company’s ability to remain in compliance with the financial covenants of its debt obligations; (g) the outcome of any legal proceedings that may be instituted against the Company or its directors, officers or employees; (h) the impact of new or changes in current laws, regulations, rules or other industry standards; (i) the ability of the Company’s operating teams to drive revenue and margins; (j) the impact of significant competition from other gaming and entertainment operations; (k) the Company’s ability to obtain timely regulatory approvals required to own, develop and/or operate its properties, or other delays, approvals or impediments to completing its planned acquisitions or projects, construction factors, including delays, and increased costs; (l) the passage of state, federal or local legislation that would expand, restrict, further tax, prevent or negatively impact operations in or adjacent to the jurisdictions in which the Company does or seek to do business; (m) the effects of local and national economic, credit, capital market, housing, inflationary, and energy conditions on the economy in general and on the gaming, entertainment and lodging industries in particular; (n) our ability to identify attractive acquisition and development opportunities (especially in new business lines) and to agree to terms with, and maintain good relationships with partners and municipalities for such transactions; (o) the costs and risks involved in the pursuit of such opportunities and our ability to complete the acquisition or development of, and achieve the expected returns from, such opportunities; (p) the risk of failing to maintain the integrity of our information technology infrastructure and safeguard our business, employee and customer data (particularly as our Interactive segment grows); (q) with respect to new casinos, risks relating to its ability to achieve its expected budgets, timelines and investment returns; (r) the Company may not be able to achieve the anticipated financial returns from the acquisition of “theScore”, including due to fees, costs and taxes in connection with the integration of theScore and expansion of its betting and content platform; (s) there is significant competition in the interactive gaming market; (t) potential adverse reactions or changes to business or regulatory relationships resulting from the acquisition of theScore or the investment in Barstool; (u) the ability of the Company to retain and hire key personnel; and (v) other factors as discussed in the Company’s Annual Report on Form10-K for the year ended December 31, 2020, subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, each as filed with the U.S. Securities and Exchange Commission. The Company does not intend to update publicly any forward-looking statements except as required by law. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this press release may not occur.